Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.) dated March 31, 2010, on the financial statements of Cambridge Heart, Inc. as of and for the year ended December 31, 2009, included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-12411, 333-93201, 333-72648, 333-85246, 333-108167, 333-114304, 333-135972, 333-143980, 333-150202, 333-150203, 333-160041 and 333-165410) and the Company’s previously filed Registration Statements on Form S-3 (File Nos. 333-143091, 333-121915 and 333-106033).

/s/    Caturano and Company, Inc.

Boston, Massachusetts

March 22, 2011